EXHIBIT 21

LIST OF SUBSIDIARIES OF REGISTRANT

BR Holding, Inc., a Georgia corporation

Host Communications, Inc., a Kentucky corporation and a subsidiary of BR Holding, Inc.

Hoop-It-Up International, Inc. (DE), a Delaware corporation and a subsidiary of
Host Communications, Inc.

USA International, S.A.R.L., a corporation organized under the laws of France and a subsidiary of
Host Communications, Inc.

Capital Sports Properties, Inc., a Delaware corporation and a subsidiary of BR Holding, Inc.

Datasouth Computer Corporation, a Delaware corporation and a subsidiary of BR Holding, Inc.